SERVICES CONTRACT

THIS AGREEMENT made to have effect the 23rd day of April, 2003
BETWEEN:	SHARON L. ROSS, of 12742 90TH Avenue Surrey, BC, V3V 6G5 (herein referred to as "Ross")
OF THE FIRST PART

AND:

DRC RESOURCES CORPORATION., a body corporate duly incorporated under the laws of the Province of British Columbia and having its principal place of business at 595 Howe Street, Suite 601, Vancouver, BC, V3C 2T5

(herein referred to as "DRC Resources" or "the Company")

OF THE SECOND PART

WHEREAS Ross has been instrumental in the administration of the corporate affairs of DRC Resources since 1980 and has served as the Corporate Secretary of DRC Resources since 1981 and, for most of the period since then has been modestly compensated as a consultant;

AND WHEREAS Ross has for the past 23 years discharged the responsibilities of Corporate Secretary of DRC Resources;

AND WHEREAS it is recognized that Ross has diligently and well managed DRC Resources' affairs and is possessed of special knowledge with respect to the Company's associations, financial and regulatory requirements;

AND WHEREAS DRC Resources wishes to ensure continuation of the sound management enjoyed by the Company by formalizing Ross's engagement as Corporate Secretary and to engage Ross's services upon the terms and conditions herein set forth;

THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and of the covenants and undertakings herein exchanged, the parties have agreed as follows:
1.	Duties of Ross DRC Resources hereby retains Ross as Corporate Secretary to perform the duties customary to that position, subject to the Articles of the Company, as the same are generally and fairly understood to apply to the position in good industry practice and as DRC Resources, by action of its Board of Directors, may provide or require from time to time. During the term of this Agreement, Ross shall devote her time, ability and attention to the business of DRC Resources on a regular, best efforts, and professional basis and at all times such efforts shall be under the direction of the Board of Directors.
2.	Non-competition During the term of this Agreement, Ross covenants that she will:
2.1	not, directly or indirectly, engage in any business, commercial or professional activity which the Board of Directors of DRC Resources deems to interfere with the business of the Company, or with the performance of her duties by Ross hereunder;
2.3	not have or enter into any other written or oral agreement of employment with any entity or person other than DRC Resources during the term of this Agreement; and
2.4	not to provide her management services to any other entity on a formal or informal basis that does or may compete, directly or indirectly, with any of the business and objects of DRC Resources.
3.	Non-disclosure of Confidential Information Ross agrees that she will not, at any time during or after the termination of her employment under this Agreement, use for her own benefit, either directly or indirectly, or disclose or communicate in any manner to any individual, corporation, or other entity, other than DRC Resources, any confidential information acquired by him during her employment, regarding any actual or intended business activity, plan or strategy of the Company. As used in this Agreement, confidential information shall include all information disclosed to or known by Ross as a consequence of or developed through or during her employment by DRC Resources including all knowledge, information and materials regarding the Company's properties, exploration programs and results, suppliers, development plans, financing, financial plans and economic and other research, as well as confidential information about any other thing or matter proprietary to DRC Resources, whether or not subject to other protection.
4.	Term DRC Resources retains Ross and Ross accepts the position for the five years 2003 to 2007, inclusive ("the Initial Term"). For purposes of this Agreement, "year" means a period of 12 months from the date of acceptance of this Agreement and thereafter from each anniversary date of this Agreement.
5.	Compensation Ross shall receive compensation for the contract services rendered to DRC Resources by her on a per hour fee basis under this Agreement:
5.1	Base Fee: during the term of this contract Ross shall be paid base compensation by a monthly retainer fee determined as follows:
(a) during year 2003 (beginning in April, 2003) $35 per hour of attendance, and
(b) increased annually as deemed appropriate for services performed and subject to a majority approval of the board of director.
5.2	Director's Fees: Subject to the approval of the stockholders, Ross shall be a member of the Board of Directors of DRC Resources throughout the term hereof and be entitled to any approved directors' fees;
5.3	Fee Compensation to Continue During Illness: DRC Resources will continue to pay Ross' a base retainer fee of $4,480.00 per month in accordance with the provisions of this section 5 for a period of up to six months from the date of the commencement of any illness which renders Ross unable to fulfill the duties specified;
5.4	Continuation of Benefits During Illness: DRC Resources will continue to provide Ross with the benefits other than contract base retainer fees as specified in this section during the period of any illness which renders Ross unable to fulfill the duties specified in this Agreement for up to 2 years after onset of such illness;
5.5	Stock Options: Ross will be entitled to options to purchase stock as determined appropriate by the board or directors in accordance with the terms and conditions of DRC Resources' Stock Option Plan;
5.6	Expenses: Ross will be reimbursed and paid all reasonable out-of-pocket expenses incurred by her in carrying out her duties under this contract;
5.7	Termination: The Board of Directors may terminate Ross' employment at any time, with or without cause;
5.8	Termination Without Cause If Ross' services are terminated without cause by DRC Resources prior to the expiration of this Agreement, Ross shall be paid a lump sum severance payment in lieu of all other compensation and benefits otherwise payable thereafter under this Agreement. Such payment shall include any accrued, but unpaid service fees and, if termination takes place Ross will receive a lump sum payment equal to one monthly base retainer fee for each year Ross held the position of Corporate Secretary (based on the average monthly base retainer fee paid for the previous year);
5.9	Termination Without Cause by Ross If Ross terminates her employment without cause prior to the expiration of this Agreement, Ross will be paid all accrued, but unpaid retainer fees and expenses;
5.10	Termination With Cause by DRC Resources If Ross's employment is terminated by DRC Resources with cause, other than moral turpitude or dishonesty on Ross's part, prior to the expiration of this Agreement, Ross shall be paid a lump sum severance payment equal to one monthly base retainer fee for each year Ross held the position of Corporate Secretary (based on the average monthly base retainer fees paid for the previous year), together with any accrued, but unpaid expenses.

6.	Renewal of Contract This contract may be renewed by DRC Resources on three months' notice prior to expiry of the Initial Term hereof, such renewal or renewals to be for further successive terms of one year each on the same terms, except with respect to compensation, which the parties shall agree upon not less than 30 days prior to the expiry of any one year term hereof, failing which this Agreement shall terminate on the last day of the then term hereof
7.	Reporting Ross shall be a member and act as secretary of the Executive Committee of the Board of Directors. Ross will consult with the Executive Committee, as required, in respect of extraordinary matters arising in the course of day-to-day business of DRC Resources. In respect of all matters of her conduct of DRC Resources' business, Ross will be accountable to the Board of Directors.
8.	Assignability This Agreement is for personal services only and is not assignable by Ross provided, however, that Ross may with the written consent of DRC Resources assign to and elect to have the obligations of Ross performed by a corporation, which covenants that it will provide Ross's exclusive services hereunder without substitution.
9.	Regulatory Compliance The parties acknowledge that this Agreement is subject to the requirements of the Toronto Stock Exchange and other regulatory authorities having jurisdiction and that any provision hereof found not to be in compliance will be deemed of no force or effect, but that all other terms and conditions meeting such requirements shall continue in full force and effect.
10.	Notices Any notice, consent or request required or permitted to be given hereunder shall be in writing and may be given by depositing the same in the mail in Canada addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering such notice in person to such party, which notice shall be subject to the following:
10.1

The failure of a party to retain or produce a return receipt for any notice given hereunder as above provided shall not affect the validity of the notice. Notices so given shall be deemed effective five days after mailing or upon delivery to the party to be notified; and

10.2	All notices to be sent to a party hereunder shall be addressed to the party at the address of the party set forth on the first page hereof, provided that a party may from time to time change such address for service by giving notice thereof to the others party in the manner herein above set forth.

11.	Governing Law This Agreement shall be governed by, construed under and enforceable in accordance with laws of the Province of British Columbia and of Canada therein applicable and each of the parties irrevocably attorns to the jurisdiction of the courts in such Province.
12.	Complete Agreement This Agreement constitutes the whole of the agreement between the parties, supersedes all prior agreement, oral and otherwise, and there shall be no implied terms hereof. Any amendment hereof shall be effective only if in writing signed by both parties.
13.	No Third Person Beneficiaries This Agreement is made solely for the benefit of the parties hereto and their respective heirs and permitted assigns, and no other person shall have any rights, interest or claim hereunder. The right of any heir of Ross shall be restricted to the amount of any monthly retainer unpaid at the date and only in respect of the month in which Ross is deceased.
14.	Headings The headings contained in the Agreement are for convenience of reference only and shall not affect the meaning, interpretation or scope of the provisions to which they relate.
15.	Enurement This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

_____________________________________________________________________________________

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

SIGNED, SEALED AND DELIVERED BY )

SHARON L. ROSS in the presence of:

"Sharon L. Ross" )
SHARON L ROSS

"Julia Young" )
Signature of Witness

#601-595 Howe Street, Vancouver, BC )
Address of Witness

Financial Advisor )
Occupation

DRC RESOURCES CORPORATION

By Its "John H. Kruzick
Authorized Signatory

By Its "Mike Muzylowski"
Authorized Signatory